                                                                   EXHIBIT 10.44


                                           *** TEXT OMITTED AND FILED SEPARATELY
                                                CONFIDENTIAL TREATMENT REQUESTED
                                          UNDER 17 C.F.R. SECTIONS 200.80(b)(4),
                                                            200.83 AND 240.24b-2



                                    AGREEMENT


        THIS AGREEMENT is made by and among Ortho Biotech, a New Jersey corporation, having a principal place of business at Route 202 South, Raritan, New Jersey 08869-0602 ("Ortho Biotech"), Amylin Pharmaceuticals, Inc., a Delaware Corporation having a principal place of business at 9373 Towne Centre Drive, San Diego, California 92121 ("Amylin") and Bachem California, a California corporation, having a principal place of business at 3132 Kashiwa Street, Torrance, California 90505 ("Bachem"). References to any of Amylin or Ortho Biotech, or Bachem includes reference to their respective Affiliates.

        WHEREAS, Bachem previously manufactured for Amylin a compound referred to as pramlintide (also known as AC-137).

        WHEREAS, Amylin and LifeScan, Inc., an Affiliate of Ortho Biotech, have entered in to a Collaboration Agreement dated June 20, 1995, under which they are jointly developing and commercializing pramlintide.

        WHEREAS, Ortho Biotech, on behalf of Johnson and Johnson, wishes to engage Bachem to manufacture validation lots and commercial supplies of pramlintide in connection with the joint development and commercialization of pramlintide by Amylin and LifeScan, Inc., pursuant to the Collaboration Agreement.

        WHEREAS, Bachem now desires to manufacture for Ortho Biotech pramlintide for use by Amylin and Ortho Biotech as validation batches for regulatory registration in connection with pramlintide and to also produce for Ortho Biotech commercial supplies of pramlintide; and

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, Bachem, Ortho Biotech and Amylin agree as follows:

        1. Definitions

           As used in this Agreement, the following words and phrases shall have the following meanings:

           1.1 "Affiliate" of a party hereto means any entity which directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such party.

           1.2 "Commercial Lots" shall mean those lots described in Paragraph
2.2.

           1.3 "Effective Date" means the later date of execution written on the execution page of this Agreement.

           1.4 "FDA" means the United States Food and Drug Administration and any successor entity.

           1.5 "Product" means the bulk form of pramlintide (also known as AC--137) which meets the Product Specifications.

           1.6 "Product Specifications" means the written specifications for Product set forth in Exhibit 1 as amended from time to time pursuant to Paragraph 3.1.

           1.7 "Validation Lots" shall man those lots described in Paragraph
2.2.

2. Purchase and Sale of Product

        2.1 Bachem agrees to manufacture and supply to Ortho Biotech and Ortho Biotech agrees to purchase a total of at least [...***...] of bulk Product using the optimized process described in the Batch Production Records that resulted from the production of the qualification batches under the Materials Purchase Contract No. 151 dated September 24, 1996 between Amylin and Bachem. Manufacture is to start in [...***...] and continue through the year [...***...].

        2.2 Bachem agrees to manufacture and supply the following quantities of Product at the following times:

           A total of [...***...] over the period [...***...] in accordance with the schedule below:



                                                 VALIDATION LOTS

        [...***...]                  [...***...] lots no later than [...***...]


                                                 COMMERCIAL LOTS

        [...***...]                  [...***...] lots by [...***...] pursuant
                                     to an issued Purchase Order.

        [...***...]                  [...***...] lots at a rate of approximately
                                     every [...***...] pursuant to an issued
                                     Purchase Order.




                                       3     * CONFIDENTIAL TREATMENT REQUESTED

        [...***...]                  [...***...] lots at a rate of approximately
                                     every [...***...] in the year [...***...]
                                     pursuant to AN issued Purchase Order.

Purchase Orders will be issued at least six months in advance of the delivery date for the individual Purchase Orders.

           2.3 The price for the Product shall be [...***...](gross weight) F.O.B. Bachem's manufacturing facility in Torrance, California.

           2.4 Ortho Biotech agrees to participate with Bachem in the investment of [...***...] for plant and equipment needed to assure timely manufacture and delivery of Product pursuant to this Agreement, with title to all improvements and equipment to remain with Bachem. Total investment costs for Ortho Biotech is [...***...] of which [...***...] has already been paid prior to the Effective Date, of which [...***...] shall become due and payable within thirty (30) days of the Effective Date of the Agreement and the remaining [...***...] shall be due and payable in the second quarter of 1997 and no later than the end of the second quarter. Bachem agrees to invest the remaining [...***...]. Such monies will be used to make the specific plant investments and to purchase the equipment listed in Exhibit 2 attached hereto. Bachem represents and warrants that all investments listed in Exhibit 2 in the plant and equipment are necessary to produce Product, will be used on a priority basis for manufacture of the Product and will be used to manufacture the [...***...] quantities of Product described in Paragraph 2.1. Bachem further represents and warrants that no additional capital investment will be necessary on the part of Ortho Biotech to enable Bachem to produce the specified quantities at the times specified in Paragraph 2.2 and that Bachem shall make all other necessary capital investments to timely produce and deliver the quantities of Product



                                       4     * CONFIDENTIAL TREATMENT REQUESTED
specified in Paragraph 2.2. Finally, Bachem represents and warrants that, after the supply of the Validation Batches, a dedicated lab and production section will be established and used for the supply of all Commercial Batches.

           2.5 Any federal, state, county or municipal sales or use tax, excise or similar charge, or other tax assessment (other than that assessed against income), license fee or other charge lawfully assessed or charged on the manufacture, sale or transportation of Product sold pursuant to this Agreement shall be paid by Ortho Biotech, provided evidence of such charge is provided to Ortho Biotech in writing.

        3. Manufacture of Product

           3.1 Bachem shall promptly advise Ortho Biotech and Amylin of any process changes proposed by Bachem for the manufacture of Product. Product Specifications may be modified from time to time by written agreement of the parties without the necessity of amending this Agreement. However, no changes in the Product Specifications will be made unless Ortho Biotech, Amylin and Bachem have agreed to such changes in writing prior to adoption of modified Product Specifications.

           3.2 Bachem shall test or cause to be tested each lot of Product before delivery as directed by Ortho Biotech. Each test shall set forth the items tested, specifications and test results in a certificate of analysis for each lot delivered to Ortho Biotech and Amylin under this Agreement. Bachem shall send such certificate of analysis together with a certificate of compliance to Ortho Biotech along with the delivery of Product. Ortho Biotech is entitled to rely on such certificates for all purposes of this Agreement.

           3.3 Bachem shall permit Ortho Biotech and Amylin access during reasonable business hours and after reasonable notice to those areas of Bachem's manufacturing facilities where Product is manufactured, stored and handled and to manufacturing records of Product manufactured by Bachem so that Ortho Biotech and/or Amylin may perform a quality assurance audit of such facilities and activities. Use of all information gained in the course of audits is restricted to the purpose of Quality Assurance. Likewise, Bachem shall grant similar access to governmental regulatory agencies upon reasonable notice so that such agencies can perform inspections of its facilities.

           3.4 Each party shall promptly advise the others of any safety or toxicity problem of which such party becomes aware regarding the Product.

        4. Acceptance of Product

           4.1 Not later than 90 days after receipt of each shipment of Product sold hereunder, Ortho Biotech shall test and examine such material for compliance with the Product Specifications, any damage, defects or shortage. If Ortho Biotech believes that any such shipment does not comply with the Product Specifications or is otherwise deficient, Ortho Biotech shall promptly, but not later than ninety (90) days after receipt of the shipment, notify Bachem and, (if appropriate) send a sample of the shipment to Bachem. If Bachem is satisfied that the relevant shipment does not comply with such specifications or is deficient, Ortho Biotech shall dispose of the noncomplying shipment as Bachem shall lawfully direct and at Bachem's sole cost and expense and Bachem shall upon request from Ortho Biotech replace at Ortho Biotech's and Amylin's option the shipment or remedy the deficiency promptly. If Bachem should deny that the relevant shipment does not comply with such specifications or is deficient or should admit such noncompliance or deficiency but deny that it is at fault, either Bachem or Ortho Biotech may submit a sample of the relevant shipment and other relevant information to an independent expert agreed upon by the parties, and the decision of this independent expert shall be final and binding upon the parties. The fees of such expert shall be borne by the losing party. Failure of Ortho Biotech to notify Bachem of a claim, noncompliance or deficiency as set forth herein shall constitute acceptance of such shipment.

           4.2 If there is subsequently found to be a defect in any shipment of Product, which could not reasonably be expected to have been found by diligent and adequate inspection by Ortho Biotech pursuant to its obligation under this article, (a "Hidden Defect"), Ortho Biotech and Bachem shall enter into discussions in good faith as to the handling and disposal of the defective consignment, having due regard to where responsibility for such defect lies.

        5. Shipment and Delivery

           5.1 Bachem shall prepare Product for shipment and arrange for shipment of Product at a location designated in writing by Ortho Biotech. Shipment terms are F.O.B. Bachem's manufacturing facility. All charges for packing, hauling, storage, bar coding, and transportation to point of delivery are included in the purchase price unless otherwise agreed to by the parties. Bachem shall pay all delivery charges in excess of any delivery charges that Ortho Biotech have agreed to pay herein. All shipments must be accompanied by a packing slip which describes the articles, states the purchase order number and shows the shipment's destination. Bachem agrees to promptly forward the original bill of lading or other shipping receipt for each shipment in accordance with Ortho Biotech' s instructions.

           5.2 Each delivery of Product shall be governed by the terms of this Agreement, and none of the conflicting terms or conditions of Ortho Biotech's purchase order form or Bachem's purchase order form, acknowledgment or invoice form shall be applicable, except those specifying special shipping instructions and invoice information.

        6. Invoice

           Bachem shall invoice Ortho Biotech with a single invoice upon delivery of each lot of Product at an address to be specified by Ortho Biotech in writing. Ortho Biotech shall pay Bachem net the earlier of ninety (90) days from the date of their receipt of invoice or Ortho Biotech's acceptance of the lot, provided the Product is not rejected as described in Paragraph 4.1.

        7. Term and Termination

           7.1 This Agreement shall commence on the Effective Date and shall terminate on the date on which the last shipment of Product has been delivered, accepted and paid for by Ortho Biotech, provided, however, that Paragraph 4.2 shall survive any such expiration of the Agreement.

           7.2 This Agreement may be terminated as follows:

               (a) Any party may terminate this Agreement immediately upon the bankruptcy or insolvency of another party;

               (b) Any party may terminate this Agreement by giving the other parties thirty (30) days' prior written notice upon the breach of any material provision of this Agreement by another party if the breach is not cured within such ninety (90)day notice period. Failure to supply all quantities of Product ordered on the dates specified in an issued Purchase Order shall be considered a material breach.

                   (c) Ortho Biotech may terminate this Agreement by giving Bachem thirty (30) days' prior written notice in each of the following situations: (i) upon notice by the FDA that Bachem is not an approved commercial supplier of Product or failure of Bachem to successfully complete its Pre-Approval Inspection (PAI), (ii) the FDA notifies Amylin that it will not approve the NDA directed to the Product or it is not approved by [...***...],
(iii) Amylin withdraws the NDA directed to the Product or (iv) Ortho Biotech withdraws the Product from the market. If Ortho Biotech terminates this Agreement under any of 7.2(c) (ii), (iii) or (iv), then Ortho Biotech agrees to reimburse Bachem for a portion of its investment costs for plant and equipment, as follows:

               If Ortho Biotech has purchased less then [...***...] of Product (including the Validation Batches), then Ortho Biotech will reimburse Bachem for [...***...] of the investment costs,

               If Ortho Biotech has purchased at least [...***...] but less then [...***...] of Product (including the Validation Batches), then Ortho Biotech will reimburse Bachem for [...***...] of the investment costs.

                   If Ortho Biotech terminates this Agreement under any of Paragraphs 7.2(c) (ii), (iii) or (iv), Ortho shall compensate Bachem for its out-of-pocket costs associated with any work in progress.



                                       9     * CONFIDENTIAL TREATMENT REQUESTED

           7.3 Termination, expiration, cancellation or abandonment of this Agreement through any means or for any reason shall not relieve the parties of any obligation accruing prior thereto and shall be without prejudice to the rights and remedies of either party with respect to any antecedent breach of any of the provisions of this Agreement.

        8. Warranties

           8.1 Bachem warrants that all Product delivered to Ortho Biotech and pursuant to this Agreement will at the time of such delivery not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended, or within the meaning of any applicable state or municipal law in which the definitions of adulteration or misbranding are substantially the same as those contained in the Federal Food, Drug and Cosmetic Act, as such Act and such laws are constituted and effective at the time of delivery and will not be an article which may not, under the provisions of Sections 404, 505 of 512 of such Act, be introduced into interstate commerce. Bachem further warrants that Product delivered to Ortho Biotech pursuant to this Agreement shall conform when delivered to the Product Specifications and shall be in compliance with applicable laws and regulations. Bachem represents and warrants that it shall comply with all present and future statutes, laws, ordinances and regulations relating to the manufacture, assembly and supply of the Products being provided hereunder, including, without limitation, those enforced by the United States Food and Drug Administration (including compliance with current good manufacturing practices). BACHEM MAKES NO OTHER WARRANTIES, EXPRESSED OR IMPLIED, WITH RESPECT TO PRODUCT. ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OR MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED BY BACHEM.

9. Indemnification

           9.1 Ortho Biotech shall defend, indemnify and hold Bachem and its Affiliates and their respective employees, servants and agents harmless against any liability, judgment, demand, action, suit, loss, damage, cost and other expense (including reasonable attorney's fees) ("Liability") resulting from any third party claims made or proceedings brought against Bachem to the extent such Liability arises from (i) Ortho Biotech's negligence or willful act or omission in the testing, use, manufacture, promotion, marketing, sale, distribution, packaging, labeling, handling, or storage of Product, or (ii) Ortho Biotech's material breach of this Agreement.

           9.2 Bachem shall defend, indemnify and hold Ortho Biotech and Amylin and their Affiliates and their respective employees, servants and agents harmless against any liability resulting from any third party claims made or proceedings brought against Ortho Biotech and/or Amylin to the extent that such liability arises from (i) Bachem's negligence or willful act or omission in the manufacture, storage or delivery of Product; (ii) Bachem's material breach of this Agreement; (iii) Bachem's breach of any warranty set forth in Article 8 or
(iv) any infringement set forth in Paragraph 8.1.

           9.3 Each indemnified party agrees to give the indemnifying party prompt written notice of any matter upon which such indemnified party intends to base a claim for indemnification (an "Indemnity Claim") under Article 9. The indemnifying party shall have the right to participate jointly with the indemnified party in the indemnified party's defense, settlement or other disposition of any Indemnity Claim. With respect to any Indemnity Claim relating solely to the payment of money damages and which could not result in the indemnified party's becoming subject to injunctive or other equitable relief or otherwise adversely affect the business of the indemnified party in any manner, and as to which the indemnifying party shall have acknowledged in writing the obligation to indemnify the indemnified party hereunder, the indemnifying party shall have the sole right to defend, settle or otherwise dispose of such Indemnity Claim, on such terms as the indemnifying party, in its sole discretion, shall deem appropriate, provided that the indemnifying party shall provide reasonable evidence of its ability to pay any damages claimed and with respect to any such settlement shall have obtained the written release of the indemnified party from the Indemnity Claim. The indemnifying party shall obtain the written consent of the indemnified party, which shall not be unreasonably withheld, prior to ceasing to defend, settling or otherwise disposing of any Indemnity Claim if as a result thereof the indemnified party would become subject to injunctive or other equitable relief or the business of the indemnified party would be adversely affected in any manner.

        10. Insurance

            Bachem agrees to procure and maintain in full force and effect during the term of this Agreement valid and collectible insurance policies in connection with its activities as contemplated hereby. Upon Ortho Biotech's request, Bachem shall provide to Ortho Biotech a certificate of coverage or other written evidence reasonably satisfactory to Bachem of such insurance coverage.

        11. Confidential Information

            Confidential Information will be as defined by and treated in accordance with the Confidential Disclosure Agreement among Amylin, Johnson & Johnson and Bachem dated September 1, 1995, a copy of which is attached hereto as Exhibit 3, which shall remain in full force and effect during the term of this Agreement.

        12. Force Majeure

            If the performance by either party of any obligation under this Agreement, other than the payment of money, is prevented or impaired by Force Majeure for any cause beyond the reasonable control of the defaulting party, such party shall be excused from performance so long as such situation continues to prevent or impair performance, provided the party claiming such excuse shall have promptly notified the other party of the existence, nature, duration and other details of such cause and shall at all times use its reasonable efforts consistent with its normal business practices to resume a complete performance. If either party anticipates that a Force Majeure may occur, that party shall notify the other immediately and explain the nature, details and expected duration thereof.

            The affected party will advise the other from time to time as to the progress in remedying the situation and as to the time when the affected party expects to resume its obligations and shall notify the other as to the expiration of any Force Majeure as soon as the affected party knows the date thereof.

            "Force Majeure" shall mean an event beyond the reasonable control of a party including, but not limited to, a breakdown of machinery or equipment, fire, flood, sabotage, shipwreck, embargo, strike, explosion, labor trouble, accident, riot, act of governmental authority (including, without limitation, acts relating to raw material or product allocation), acts of God, acts of war and delays or failures in obtaining materials, supplies, equipment or transportation. Quantities affected by a Force Majeure shall be eliminated from this Agreement without liability.

            In the event of a Force Majeure affecting Bachem, Bachem may prorate and allocate manufacturing capacity (always with the understanding that Bachem shall have a dedicated lab for the manufacture of Product for Ortho Biotech) among its Affiliates, its then current contract customers and in such manner as may be deemed fair and reasonable based upon purchases of products over the past year.

            Notwithstanding the occurrence of a Force Majeure Event, if Bachem shall be unable to supply Products in such quantities as Ortho Biotech shall request and in compliance with the delivery periods set forth in this Agreement, Ortho Biotech shall be permitted (with no obligation to Bachem) to obtain Products from another source, and Ortho Biotech shall thereafter have no obligation to purchase Products from Bachem until any contractual obligations that Ortho Biotech has assumed in connection with obtaining a substitute supply of Products shall have terminated. Ortho Biotech shall have no obligation to affirmatively terminate any such contractual arrangements.

        13. Notices

            All notices hereunder shall be in writing and shall be delivered personally, mailed by overnight delivery, registered or certified mail, postage prepaid, or given by facsimile to the following addresses of the respective parties:

            If to Ortho Biotech:       Attn: David E. Williams
                                       Ortho Biotech
                                       Route 202 South
                                       Raritan, NJ 08869--0602
                                       Telefax Number: (908) 526--4503


            If to Amylin:              Attn: Bradford Duft
                                       Amylin Pharmaceuticals, Inc.
                                       9373 Towne Centre Drive
                                       San Diego, CA 92121
                                       Telefax No.: (619) 552--2212

            If to Bachem:              Bachem California
                                       3132 Kashiwa Street
                                       Torrance, CA 90505
                                       Attn:  Jose de Chastonay
                                       Telefax No: 310/530--1571

        14. Binding Effect

            This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective assigns and successors in interest.

        15. Applicable Law

            This Agreement shall be construed, interpreted and governed by the laws of New York.

        16. Alternative Dispute Resolution

            Any controversy or claim arising out or relating to this Agreement, or the breach thereof, shall be settled by the alternative dispute resolution procedure described in Exhibit 4.

        17. Assignment

            Neither party shall assign this Agreement or any part thereof without the prior written consent of the other party; provided, however, that either party, without such consent, may assign or sell the same in connection with the transfer or sale of substantially its entire business to which this Agreement pertains or in the event of its merger or consolidation with another company. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve any party of responsibility for the performance of any accrued obligation which such party then has hereunder. Notwithstanding the foregoing, Ortho Biotech may assign this Agreement to Amylin and Amylin may assign this Agreement to Ortho Biotech.

        18. Entire Agreement

            This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all written or oral prior agreements or understandings with respect thereto.

        19. Severability

            This Agreement is subject to the restrictions, limitations, terms and conditions of all applicable governmental regulations, approvals and clearances. If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

        20. Waiver -- Modification of Agreement

            No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by authorized representatives of both parties hereto. Failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by either party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

        21. Publicity

            In the absence of specific agreement between the parties, neither party shall originate any publicity, news release or other public announcement, written or oral, whether to the public press, to stockholders or otherwise relating to this Agreement or to performance hereunder, save only such announcement as in the opinion of legal counsel to the party making such announcement is required by law to be made.

        22. Exhibits

            All Exhibits referenced herein are hereby made a part of this Agreement.

        23. Counterparts

            This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives on the later date written below.


ORTHO BIOTECH                                BACHEM CALIFORNIA


By:                                          By  Peter Grogg
   -------------------------------              -------------------------------

Signature: /s/ DAVID E. WILLIAMS             Signature: /s/ PETER GROGG
          ------------------------                     ------------------------

Title: V.P. Operations                       Title: Chairman of the Board
      ----------------------------                  ---------------------------

Date: 7/1/97                                 Date:  7/2/97
     -----------------------------                -----------------------------

Only as to the Provisions in which Amylin is specifically mentioned or that relate to the supply of Validation lots.



AMYLIN PHARMACEUTICALS, INC.


By: R.A. Kenley
   -------------------------------

Signature: /s/ R.A. KENLEY
          ------------------------

Title: VP of Product Dev.
      ----------------------------

Date: 2 Jul 97
     -----------------------------

                                   EXHIBIT "1"

                       SPECIFICATIONS FOR CGMP PRAMLINTIDE


                                   [...***...]







                                              * CONFIDENTIAL TREATMENT REQUESTED

                             APPENDIX I to EXHIBIT 1

                      Specifications for CGMP Pramlintide

                                   [...***...]









                                              * CONFIDENTIAL TREATMENT REQUESTED

                                    Exhibit 2

                               Capital Investments


                                   [...***...]









                                              * CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT 3

                             C O N F I D E N T I A L

                        CONFIDENTIAL DISCLOSURE AGREEMENT



               THIS AGREEMENT is entered into as of September 1, 1995, by and between AMYLIN PHARMACEUTICALS, INC., a Delaware corporation, having a place of business at 9373 Towne Centre Drive, Suite 250, San Diego, California 92121 ("AMYLIN"); BACHEM CALIFORNIA, a California corporation having a place of business at 3132 Kashiwa Street, Torrance, California 90505 ("BACHEM"); and JOHNSON & JOHNSON, a New Jersey corporation having a place of business at One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933 ("J&J"). The term "J&J" also includes wholly owned subsidiaries of Johnson & Johnson.


                                    RECITALS

               WHEREAS, AMYLIN has made and continues to make developments relating to: therapy and diagnosis of Type I and Type II diabetes mellitus and other metabolic disorders, and compounds, procedures and processes related thereto, including developments relating to pramlintide (AC-137);

               WHEREAS, BACHEM has made and continues to make developments relating to the manufacture and/or processing of pramlintide;

               WHEREAS, J&J has made and continues to make developments relating to the manufacture and processing of peptides;

               WHEREAS, AMYLIN, BACHEM and J&J each desire to exchange certain information relating to the developments made by each other in order to evaluate their mutual interest therein;

               WHEREAS each party appreciates that the other parties have expended money and effort to establish a proprietary position with respect to the developments they have made and that each party considers its developments and information pertaining thereto to be its confidential property; and

               WHEREAS AMYLIN, BACHEM and J&J are willing to reveal to one other certain information relating to these developments on a confidential basis:

               NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants, terms and conditions hereinafter expressed, AMYLIN, BACHEM and J&J agree as follows:

               1. "Confidential Information" shall mean information relating to the above-captioned developments including, where appropriate and without limitation, any information, patent disclosures, patent applications, structures, models, techniques, processes, compositions, compounds and apparatuses relating to

Confidential Disclosure Agreement                                   CONFIDENTIAL
AMYLIN PHARMACEUTICALS, INC.,
  BACHEM CALIFORNIA and
  JOHNSON & JOHNSON
September 1, 1995



the same disclosed by AMYLIN, BACHEM or J&J to another party to this Agreement ("Recipient") or obtained by Recipient through observation or examination of information or developments, but only to the extent that such information is maintained as confidential by AMYLIN, BACHEM or J&J, respectively, and is identified or marked as "confidential." To be considered "Confidential Information" under this Agreement, information disclosed in writing must be marked confidential and information disclosed in other forms (for example orally or visually) must be summarized in writing and marked "confidential" and provided by the disclosing party to the Recipient within a reasonable time after initial disclosure.

               2. The parties each agree to disclose Confidential Information to the other(s), which, in each of their sole discretion, is reasonably necessary to permit the other(s) to evaluate their interest as described above.

               3. The parties each agree that the other parties are the owners of their respective Confidential Information and that they will not disclose any other party's Confidential Information to third parties, and agree not to use any other party's Confidential Information at any time except for the purposes of evaluation noted above; provided, however, AMYLIN, BACHEM and J&J shall have no liability to one other with respect to use or disclosure to others not parties to this Agreement of such information as Recipient can establish by written documentation to:

               a. have been publicly known prior to disclosure of such information by AMYLIN, BACHEM or J&J to Recipient; or

               b. have become publicly known, without fault on the part of Recipient, subsequent to disclosure of such information to Recipient; or

               c. have been otherwise known by Recipient prior to communication by AMYLIN, BACHEM or J&J to Recipient of such information; or

               d. have been received by Recipient at any time from a source other than AMYLIN, BACHEM or J&J, lawfully having possession of such information who is under no obligation to any other party with respect to such information at the time of disclosure.

               4. AMYLIN, BACHEM and J&J each agree that any disclosure of the Confidential Information within their

Confidential Disclosure Agreement                                   CONFIDENTIAL
AMYLIN PHARMACEUTICALS, INC.,
  BACHEM CALIFORNIA and
  JOHNSON & JOHNSON
September 1, 1995



organizations will only be such as is reasonably necessary to their evaluation and will only be to such employees who are bound by written agreements with AMYLIN, BACHEM, or J&J, respectively, to maintain the Confidential Information in confidence.

               5. Recipient agrees to promptly return all tangible items relating to the Confidential Information of AMYLIN, BACHEM and/or J&J, including all written materials, photographs, models, compounds, compositions and the like made available or supplied to Recipient, and all copies thereof, upon the request of the party who supplied the Confidential Information (except for a single copy thereof which may be retained in the legal files of Recipient for the sole purpose of determining the scope of the obligations incurred under this Agreement). Upon request of the party who supplied the Confidential Information, Recipient further agrees to identify those persons to whom the Confidential Information that is the subject of this Agreement was disclosed.

               6. In the event that Recipient is requested or is required by deposition, interrogatories, requests for information, documents or admissions, subpoenas, civil investigative demands or similar process, to disclose any Confidential Information provided by AMYLIN, BACHEM or J&J, it is agreed that Recipient will provide AMYLIN, BACHEM or J&J, respectively, with a notice of such request(s) immediately, but in no event later than two (2) business days after receipt of such request, so that AMYLIN, BACHEM or J&J, respectively, may seek an appropriate protective order and/or waive Recipient's obligation to comply with the requirements of Section 3 hereof. It is further agreed that if, in the absence of either a protective order or the receipt of a waiver hereunder, within two (2) business days prior to the time Recipient is required to disclose Confidential Information or else stand liable for contempt or suffer other censure or penalty, Recipient may disclose such Confidential Information without liability under Section 3. AMYLIN, BACHEM or J&J, respectively, and Recipient will fully cooperate with each other in connection with efforts to obtain any such order or other remedy.

               7. This Agreement shall not be construed to grant any license or other rights except as specified herein.

               8. The obligations of each party under this Agreement shall continue for a period of five (5) years from the date of disclosure.

               9. This Agreement may not be assigned by any party.

Confidential Disclosure Agreement                                   CONFIDENTIAL
AMYLIN PHARMACEUTICALS, INC.,
  BACHEM CALIFORNIA and
  JOHNSON & JOHNSON
September 1, 1995



               10. AMYLIN, BACHEM and J&J each warrant that they believe themselves to be the owners of the Confidential Information supplied by them, but make no other warranty relating to the Confidential Information or the use to be made thereof by Recipient, and disclaim all implied warranties.

               11. Each party's evaluation of Confidential Information shall be at its own risk and each party agrees to hold harmless and to indemnify the other parties against any and all claims, judgments, costs, awards, expenses (including reasonable attorneys' fees), and liabilities of every kind arising from any use made of Confidential Information received from another party.

               12. No party shall be permitted to use the name of another party in any publicity, advertising or public announcement concerning this Agreement or the subject matter hereof without the prior express written consent of the other party.

               13. This Agreement sets forth the entire agreement between the parties relating to the subject matter of this Agreement, and fully supersedes any and all prior and contemporaneous agreements or understandings between the parties pertaining to the subject matter hereof.

               14. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by all parties.

               15. The failure of any party to insist upon strict performance of any provision of this Agreement or to exercise any right hereunder shall not constitute a waiver of that provision of or right under this Agreement or of any other provision of or right under this Agreement.

               16. If any provision of this Agreement is declared invalid, illegal or unenforceable, such provision shall be severed and all remaining provisions shall continue in full force and effect.

               17. This Agreement shall be construed and enforced in accordance with the laws of the State of California (except its choice of law rules), and the parties hereby submit to the jurisdiction and venue of the California courts, both state and federal.

Confidential Disclosure Agreement                                   CONFIDENTIAL
AMYLIN PHARMACEUTICALS, INC.,
  BACHEM CALIFORNIA and
  JOHNSON & JOHNSON
September 1, 1995



               IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in triplicate counterpart original by their duly authorized representatives as of the day and year above written. Any and all Confidential Information disclosed prior to the effective date of this Agreement shall be deemed to fall within the scope of this Agreement.


AGREED AND ACCEPTED:                      AGREED AND ACCEPTED:

AMYLIN                                    BACHEM

AMYLIN PHARMACEUTICALS, INC.              BACHEM CALIFORNIA



By:____________________________           By:___________________________________
   Bradford J. Duft, Esq.                                (signature)
   Vice President and
   General Counsel                        Name:_________________________________
                                                        (type or print)

                                          Title:________________________________


AGREED AND ACCEPTED:

J&J

Johnson & Johnson



By:____________________________
           (Signature)

Name:__________________________
          (type or print)

Title:_________________________

                                    Exhibit 4

                         Alternative Dispute Resolution



        The parties recognize that a bona fide dispute as to certain matters may arise from time to time during the term of this Agreement which relates to either party's rights and/or obligations. To have such a dispute resolved by this Alternative Dispute Resolution ("ADR") provision, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective presidents (or their equivalents) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to "days" in this ADR provision are to calendar days).

        If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, or if the parties fail to meet within such twenty-eight (28) days, either party may initiate an ADR proceeding s provided herein. The parties shall have the right to be represented by counsel in such a proceeding.

        1. To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

        2. Within twenty-one (21) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR Institute for Dispute Resolution ("CPR"), 366 Madison Avenue, 14th Floor, New York, New York 10017, or its successor organization or, if neither exists a similar type organization to select a neutral pursuant to the following procedures--

                (a) The CPR shall submit to the parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or affiliates.

                (b) Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

                (c) Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to the CPR along with its list showinq its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

                (d) If the parties collectively have identified fewer than three
(3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference. If a tie should result between two candidates, the CPR may designate either candidate. If the parties collectively have identified three
(3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (1) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in Sections 2(a) - 2(d) shall be repeated.

        3. No earlier than twenty-eight (28) days or later than fifty--six (56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location other than the principal place of business of either party or any of their subsidiaries or affiliates.

        4. At least seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutral:

                a) a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;

                (b) a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

                (c) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue.

                (d) a brief in support of such party's proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages with at least 12 point type, courier font and margins not less than 1 inch top, bottom and sides. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

        Depositions shall be limited to 3 depositions per party with each deposition not to exceed 10 hours. Interrogatories shall be limited to 10 questions (including all subparts to questions) for each party. Production of documents shall be limited to the extent the neutral in his/her sole discretion feels is reasonable and necessary. No other discovery shall be permitted unless authorized by the neutral.

        5. The hearing shall be conducted on four (4) consecutive days or less and shall be governed by the following rules:

                (a) Each party shall be entitled to twelve (12) hours of hearing time to present its case. The neutral shall determine whether each party has had the twelve (12) hours to which it is entitled.

                (b) Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross--examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross--examination;

                (c) The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence;

                (d) Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances.

Affidavits prepared for purposes of the ADR hearing also shall, however, be admissible. As to the admission of evidence, the neutral shall apply the Federal Rules of Evidence to evidentiary issues and shall have the sole discretion regarding the admissibility of evidence according to the Federal Rules of Evidence.

        6. Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages with the same requirements as specified in 4(d) herein. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

        7. The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party's proposed rulings and remedies on some issues and the other party's proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

        8. The neutral is empowered to award any remedy allowed by law, including money damages, prejudqement interest and attorneys fees, and to grant final, complete, interim, or interlocutory relief, including injunctive relief. Notwithstanding the foregoing, punitive or treble damages may not be awarded.

        9. The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

                (a) If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay one hundred percent (100%) of such fees and expenses.

                (b) If the neutral rules in favor of one party on some issues and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate fees and expenses in-a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

        10. The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non--appealable, and may be entered as a final judgment in any court having jurisdiction,

       11. Except as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the ruling shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.